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Exhibit 99.1
BJ’s Wholesale Club Holdings, Inc. Announces Fourth Quarter and Full Fiscal 2024 Results
Strong fourth quarter caps record year

Fourth Quarter of Fiscal 2024 Highlights
•Comparable club sales increased by 4.0% year-over-year
•Comparable club sales, excluding gasoline sales, increased by 4.6% year-over-year led by traffic
•Membership fee income increased by 7.9% year-over-year to $117.0 million
•The Company continued to achieve a 90% tenured member renewal rate during fiscal 2024
•Digitally enabled comparable sales growth was 26.0%, reflecting two-year stacked comp growth of 53.0%
•Earnings per diluted share of $0.92 and adjusted earnings per diluted share of $0.93
Marlborough, Mass. (March 6, 2025) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (the “Company”) today announced its financial results for the thirteen and fifty-two weeks ended February 1, 2025.

“Our terrific fourth quarter performance contributed to a record year at BJ’s, powered by all-time high membership results. Our improved assortment, investments in value and significant growth in digital sales drove our 12th consecutive quarter of traffic growth. We are also growing our footprint at pace to serve even more members,” said Bob Eddy, Chairman and Chief Executive Officer, BJ’s Wholesale Club. “I am very proud of our team’s strategic progress and their commitment to providing our members great value every day.”

Key Measures for the Thirteen Weeks Ended February 1, 2025 (Fourth Quarter of Fiscal 2024) and for the Fifty-Two Weeks Ended February 1, 2025 (Fiscal 2024):
BJ’S WHOLESALE CLUB HOLDINGS, INC.
(Amounts in thousands, except per share amounts)

	13 Weeks Ended February 1, 2025	14 Weeks Ended February 3, 2024	% Growth (Decline)	52 Weeks Ended February 1, 2025	53 Weeks Ended February 3, 2024	% Growth (Decline)
Net sales	$5,161,536	$5,248,879	(1.7)%	$20,045,329	$19,548,011	2.5%
Membership fee income	116,990	108,405	7.9%	456,475	420,678	8.5%
Total revenues	5,278,526	5,357,284	(1.5)%	20,501,804	19,968,689	2.7%

Operating income	178,393	214,005	(16.6)%	772,206	800,419	(3.5)%
Income from continuing operations	122,662	145,872	(15.9)%	534,417	523,652	2.1%
Adjusted EBITDA (a)	264,568	290,743	(9.0)%	1,090,595	1,082,129	0.8%
Net income	122,662	145,872	(15.9)%	534,417	523,741	2.0%
EPS (b)	0.92	1.08	(14.8)%	4.00	3.88	3.1%
Adjusted net income (a)	124,117	149,843	(17.2)%	541,111	534,537	1.2%
Adjusted EPS (a)	0.93	1.11	(16.2)%	4.05	3.96	2.3%
Basic weighted-average shares outstanding	131,690	132,530	(0.6)%	132,150	133,047	(0.7)%
Diluted weighted-average shares outstanding	133,128	134,505	(1.0)%	133,605	135,118	(1.1)%
(a)See “Note Regarding Non-GAAP Financial Information.”
(b)EPS represents net income per diluted share.
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Impact of 53-Week Fiscal Year:
•The fourth quarter and full year results for fiscal 2023 included one additional week (the “53rd week”) compared to the fourth quarter and full year results for fiscal 2024. Net sales and net income for the 53rd week were approximately $353.4 million and $13.4 million, respectively.

Additional Highlights:
•Total comparable club sales increased by 4.0% and 2.5% in the fourth quarter and fiscal 2024, respectively, compared to the fourth quarter of the prior year and fiscal 2023. Excluding the impact of gasoline sales, comparable club sales increased by 4.6% and 2.8% in the fourth quarter and fiscal 2024, respectively, compared to the same periods in fiscal 2023.
•Membership fee income increased to $117.0 million in the fourth quarter of fiscal 2024 from $108.4 million in the fourth quarter of fiscal 2023. Membership fee income increased to $456.5 million in fiscal 2024 compared to $420.7 million in fiscal 2023. The increase in both comparative periods was primarily driven by strength in membership acquisition, retention and higher tier membership penetration across both new and existing clubs.
•Due primarily to the impact of the 53rd week in fiscal 2023, gross profit decreased to $949.0 million in the fourth quarter of fiscal 2024 from $963.3 million in the fourth quarter of fiscal 2023. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, decreased by approximately 10 basis points compared to the fourth quarter of fiscal 2023. Gross profit increased to $3.76 billion in fiscal 2024 from $3.64 billion in fiscal 2023. Merchandise gross margin rate decreased by approximately 10 basis points compared to fiscal 2023. Merchandise margins were negatively impacted by the mix of sales for both comparative periods, as well as the Company’s continued investments in the business.
•Selling, general and administrative expenses (“SG&A”) increased to $758.2 million in the fourth quarter of fiscal 2024 compared to $741.1 million in the fourth quarter of fiscal 2023. SG&A increased to $2.96 billion in fiscal 2024 compared to $2.82 billion in fiscal 2023. The increase in both comparative periods was primarily driven by increased labor and occupancy costs as a result of new club and gas station openings and an increase in incentive compensation. Additionally, an increase in the number of owned clubs has resulted in increased depreciation expense. The increase in SG&A for fiscal 2024 compared to fiscal 2023 was partially offset by the net impact of legal settlements reached of approximately $20 million during fiscal 2024, as well as the impact of the 53rd week.
•Income from continuing operations before income taxes decreased to $166.3 million, or 3.2% of total revenues, in the fourth quarter of fiscal 2024 compared to $198.4 million, or 3.7% of total revenues, in the fourth quarter of fiscal 2023. Income from continuing operations before income taxes decreased to $720.8 million, or 3.5% of total revenues, in fiscal 2024 compared to $735.9 million, or 3.7% of total revenues, in fiscal 2023.
•Income tax expense decreased to $43.7 million in the fourth quarter of fiscal 2024 compared to $52.6 million in the fourth quarter of fiscal 2023. Income tax expense decreased to $186.4 million in fiscal 2024 compared to $212.2 million in fiscal 2023. The decreases in income tax expense for both comparative periods were primarily driven by higher tax benefits from stock-based compensation, as well as decreases in income from continuing operations before income taxes.
•Net income decreased to $122.7 million in the fourth quarter of fiscal 2024 compared to $145.9 million in the fourth quarter of fiscal 2023. Net income increased to $534.4 million in fiscal 2024 compared to $523.7 million in fiscal 2023.
•Adjusted EBITDA decreased by 9.0% to $264.6 million in the fourth quarter of fiscal 2024 compared to $290.7 million in the fourth quarter of fiscal 2023. Adjusted EBITDA increased by 0.8% to $1.09 billion in fiscal 2024 compared to $1.08 billion in fiscal 2023.
•Under its existing share repurchase program, the Company repurchased 645,294 shares of common stock, totaling $61.6 million, inclusive of associated costs, in the fourth quarter of fiscal 2024. In fiscal 2024, the Company repurchased 2,181,885 shares of common stock, totaling $190.9 million, inclusive of associated costs, under such program, which expired in the fourth quarter of fiscal 2024. The Company repurchased a total of 6,826,153 shares under such program since its inception in the fourth quarter of fiscal 2021, utilizing the entire authorization of $500.0 million.
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•On November 18, 2024, the Company’s Board of Directors approved a new share repurchase program. The authorization allows the Company to repurchase up to $1.0 billion of its outstanding common stock and will expire in January 2029. This authority may be exercised from time to time and in such amounts as market conditions warrant. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate requirements, market conditions, and other corporate liquidity requirements and priorities.
•On November 4, 2024, the Company amended its senior secured first lien term loan. The interest rate was reduced from the Secured Overnight Financing Rate (“SOFR”) plus 200 basis points per annum to SOFR plus 175 basis points per annum.
Fiscal 2025 Ending January 31, 2026 Outlook
“As we look to fiscal 2025, we believe our continued focus on our strategic priorities and commitment to delivering great value will drive strong results for our business,” said Laura Felice, Executive Vice President, Chief Financial Officer, BJ’s Wholesale Club. “We also recognize the macro-driven uncertainties in the operating environment and as such, remain cautiously optimistic about the year.”
The Company provided the following guidance for fiscal 2025:
•Comparable club sales, excluding the impact of gasoline sales, to increase 2.0% to 3.5% year-over-year
•Adjusted EPS to range from $4.10 to $4.30
•Capital expenditures of approximately $800 million, driven by our growing pipeline of future clubs and the construction of the Company’s recently announced ambient distribution center

Conference Call Details
A conference call to discuss the Company’s fourth quarter and fiscal 2024 financial results is scheduled for today, March 6, 2025, at 8:30 A.M. Eastern Time. The live audio webcast of the call can be accessed under the “Events and Presentations” section of the Company’s investor relations website at https://investors.bjs.com and will remain available for one year. Participants may also dial (833) 470-1428 within the U.S. or +1 (929) 526-1599 outside the U.S. and reference conference ID 359042.
About BJ’s Wholesale Club Holdings, Inc.
BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) is a leading operator of membership warehouse clubs focused on delivering significant value to its members and serving a shared purpose: “We take care of the families who depend on us.” The Company provides a wide assortment of fresh foods, produce, a full-service deli, fresh bakery, household essentials and gas. In addition, BJ’s offers the latest technology, home decor, apparel, seasonal items and more to deliver unbeatable value to smart-saving families. Headquartered in Marlborough, Massachusetts, the Company pioneered the warehouse club model in New England in 1984 and currently operates 252 clubs and 188 BJ’s Gas® locations in 21 states. For more information, please visit us at www.bjs.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our future results of operations and financial position; our anticipated fiscal 2025 outlook; the timing and amounts of any share repurchases under our current authorized share repurchase programs; and our strategic priorities and future progress, as well as statements that include the words “expect,” “intend,” “plan,” “confident,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: uncertainties in the financial markets, including, without limitation, as a result of disruptions and instability in the banking and financial services industries or as a result of wars and global political conflicts, consumer and small business spending patterns and debt levels; our dependence on having a large and loyal membership; domestic and international economic conditions, including volatility in inflation or interest rates, supply chain disruptions, construction delays and exchange rates; our ability to procure the merchandise we sell at the best possible prices; the effects of competition and regulation; our dependence on
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vendors to supply us with quality merchandise at the right time and at the right price; breaches of security or privacy of member or business information; conditions affecting the acquisition, development, ownership or use of real estate; our capital spending; actions of vendors; our ability to attract and retain a qualified management team and other team members; costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs); changes in our product mix or in our revenues from gasoline sales; our failure to successfully maintain a relevant omnichannel experience for our members; risks related to our growth strategy to open new clubs; risks related to our e-commerce business; our ability to grow our BJ’s One Mastercard® program; and other important factors discussed under the caption “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 18, 2024, and subsequent filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.
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BJ’S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended February 1, 2025	14 Weeks Ended February 3, 2024	52 Weeks Ended February 1, 2025	53 Weeks Ended February 3, 2024
Net sales	$5,161,536	$5,248,879	$20,045,329	$19,548,011
Membership fee income	116,990	108,405	456,475	420,678
Total revenues	5,278,526	5,357,284	20,501,804	19,968,689
Cost of sales	4,329,542	4,394,009	16,737,378	16,326,129
Selling, general and administrative expenses	758,209	741,121	2,963,883	2,822,513
Pre-opening expenses	12,382	8,149	28,337	19,628
Operating income	178,393	214,005	772,206	800,419
Interest expense, net	12,060	15,559	51,359	64,527
Income from continuing operations before income taxes	166,333	198,446	720,847	735,892
Provision for income taxes	43,671	52,574	186,430	212,240
Income from continuing operations	122,662	145,872	534,417	523,652
Income from discontinued operations, net of income taxes	—	—	—	89
Net income	$122,662	$145,872	$534,417	$523,741
Income per share attributable to common stockholders—basic:
Income from continuing operations	$0.93	$1.10	$4.04	$3.94
Income from discontinued operations	—	—	—	—
Net income	$0.93	$1.10	$4.04	$3.94
Income per share attributable to common stockholders—diluted:
Income from continuing operations	$0.92	$1.08	$4.00	$3.88
Income from discontinued operations	—	—	—	—
Net income	$0.92	$1.08	$4.00	$3.88
Weighted-average number of shares outstanding:
Basic	131,690	132,530	132,150	133,047
Diluted	133,128	134,505	133,605	135,118
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BJ’S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)
(Unaudited)

	February 1, 2025	February 3, 2024
ASSETS
Current assets:
Cash and cash equivalents	$28,272	$36,049
Accounts receivable, net	277,326	234,769
Merchandise inventories	1,508,988	1,454,822
Prepaid expense and other current assets	64,374	68,366
Total current assets	1,878,960	1,794,006

Operating lease right-of-use assets, net	2,100,257	2,140,482
Property and equipment, net	1,897,604	1,578,792
Goodwill	1,008,816	1,008,816
Intangibles, net	101,109	107,632
Deferred income taxes	6,975	4,071
Other assets	71,584	43,823
Total assets	$7,065,305	$6,677,622

LIABILITIES
Current liabilities:
Short-term debt	$175,000	$319,000
Current portion of operating lease liabilities	192,528	153,631
Accounts payable	1,253,512	1,183,281
Accrued expenses and other current liabilities	913,042	812,136
Total current liabilities	2,534,082	2,468,048

Long-term operating lease liabilities	2,013,962	2,050,883
Long-term debt	398,807	398,432
Deferred income taxes	59,659	74,773
Other non-current liabilities	211,341	226,635

STOCKHOLDERS' EQUITY	1,847,454	1,458,851
Total liabilities and stockholders' equity	$7,065,305	$6,677,622
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BJ’S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except per share amounts)
(Unaudited)

	52 Weeks Ended February 1, 2025	53 Weeks Ended February 3, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$534,417	$523,741
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	262,068	227,696
Amortization of debt issuance costs and accretion of original issue discount	1,104	1,243
Debt extinguishment and refinancing charges	870	1,830
Stock-based compensation expense	47,798	39,021
Deferred income tax (benefit) provision	(18,493)	25,572
Changes in operating leases and other non-cash items	42,617	(21,655)
Increase (decrease) in cash due to changes in:
Accounts receivable, net	(51,629)	10,764
Merchandise inventories	(54,166)	(76,271)
Accounts payable	70,231	(12,416)
Accrued expenses and other current liabilities	94,722	33,380
Other operating assets and liabilities, net	(28,667)	(34,022)
Net cash provided by operating activities	900,872	718,883
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals and proceeds from sale-leaseback transactions	(587,983)	(454,765)
Other investing activities	(1,583)	—
Net cash used in investing activities	(589,566)	(454,765)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of long-term debt	27,000	305,041
Payments on long-term debt	(27,000)	(355,041)
Proceeds from revolving lines of credit	717,000	742,000
Payments on revolving lines of credit	(861,000)	(828,000)
Debt issuance costs paid	(800)	(1,722)
Dividends paid	(25)	(25)
Net cash received from stock option exercises	18,275	2,603
Net cash received from Employee Stock Purchase Program (ESPP)	7,002	6,267
Acquisition of treasury stock	(219,632)	(155,180)
Proceeds from financing obligations	27,340	26,640
Other financing activities	(7,243)	(4,567)
Net cash used in financing activities	(319,083)	(261,984)
Net (decrease) increase in cash and cash equivalents	(7,777)	2,134
Cash and cash equivalents at beginning of period	36,049	33,915
Cash and cash equivalents at end of period	$28,272	$36,049
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Note Regarding Non-GAAP Financial Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share (“adjusted EPS”), adjusted EBITDA, adjusted free cash flow, net debt, net debt to last twelve months (“LTM”) adjusted EBITDA, and comparable club sales.

We define adjusted net income as net income as reported, adjusted for non-recurring, infrequent, or unusual changes, including restructuring charges, and other adjustments that the Company believes appropriate, net of the tax impact of such adjustments.
We define adjusted EPS as adjusted net income divided by the weighted-average diluted shares outstanding.
We define adjusted EBITDA as income from continuing operations before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: stock-based compensation expense; restructuring and other adjustments.
We define adjusted free cash flow as net cash provided by operating activities less additions to property and equipment, net of disposals, plus proceeds from sale-leaseback transactions.
We define net debt as total debt outstanding less cash and cash equivalents.
We define net debt to LTM adjusted EBITDA as net debt at the balance sheet date divided by adjusted EBITDA for the trailing twelve-month period.
We present adjusted net income, adjusted EPS and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe such measures assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
We believe that adjusted net income, adjusted EPS and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We use adjusted net income, adjusted EPS and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA and adjusted EPS in connection with establishing annual and long-term incentive compensation.
We present adjusted free cash flow, which is not a recognized financial measure under GAAP, because we use it to report to our Board of Directors and we believe it assists investors and analysts in evaluating our liquidity. Adjusted free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We present net debt and net debt to LTM adjusted EBITDA, which are not recognized as financial measures under GAAP, because we use them to report to our Board of Directors and we believe they assist investors and analysts in evaluating our borrowing capacity. Net debt to LTM adjusted EBITDA is a key financial measure that is used by management to assess the borrowing capacity of the Company.
You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted EPS, adjusted EBITDA and net debt to LTM adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt and net debt to LTM adjusted EBITDA should not be considered as alternatives to any other measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted EPS, adjusted EBITDA or net debt to LTM adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt and net debt to LTM adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt and net debt to LTM adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.
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In reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including of its projected range for adjusted EPS for Fiscal 2025 to net income per diluted share, which is the most directly comparable GAAP measure, under “Fiscal 2025 Ending January 31, 2026” above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items or there are no meaningful adjustments to be presented in the reconciliation and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income per diluted share, if any. This includes items that have not yet occurred, are out of the Company’s control, cannot be reasonably predicted and/or for which there would not be any meaningful adjustment or difference. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The information under “Fiscal 2025 Ending January 31, 2026” above, including expectations about adjusted EPS reflects management’s view of current and future market conditions. To the extent actual results differ from our current expectations, the Company’s results may differ materially from the expectations set forth above. Other factors, as referenced elsewhere in this press release, may also cause the Company’s results to differ materially from the expectations set forth above.

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Reconciliation of GAAP to Non-GAAP Financial Information
BJ’S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net income to adjusted net income and adjusted EPS
(Amounts in thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended February 1, 2025	14 Weeks Ended February 3, 2024	52 Weeks Ended February 1, 2025	53 Weeks Ended February 3, 2024
Net income as reported	$122,662	$145,872	$534,417	$523,741
Adjustments:
Charges related to debt (a)	870	—	870	1,830
Restructuring (b)	1,151	5,512	8,427	13,940
Other adjustments (c)	—	—	—	(786)
Tax impact of adjustments to net income (d)	(566)	(1,541)	(2,603)	(4,188)
Adjusted net income	$124,117	$149,843	$541,111	$534,537

Weighted-average diluted shares outstanding	133,128	134,505	133,605	135,118
Adjusted EPS (e)	$0.93	$1.11	$4.05	$3.96

(a)Represents the expensing of fees, deferred fees, and original issue discount associated with the amendment of the senior secured first lien term loan.
(b)Represents charges related to the restructuring of certain corporate functions including costs for severance, retention, outplacement, consulting fees, and other third-party fees.
(c)Other non-cash items related to the reclassification into earnings of accumulated other comprehensive income/ loss associated with the de-designation of hedge accounting and other adjustments.
(d)Represents the tax effect of the above adjustments at a statutory tax rate of approximately 28%.
(e)Adjusted EPS is measured using weighted-average diluted shares outstanding.

BJ’S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended February 1, 2025	14 Weeks Ended February 3, 2024	52 Weeks Ended February 1, 2025	53 Weeks Ended February 3, 2024
Income from continuing operations	$122,662	$145,872	$534,417	$523,652
Interest expense, net	12,060	15,559	51,359	64,527
Provision for income taxes	43,671	52,574	186,430	212,240
Depreciation and amortization	67,830	61,275	262,068	227,696
Stock-based compensation expense	18,158	10,010	47,798	39,021
Restructuring (a)	1,151	5,512	8,427	13,940
Other adjustments (b)	(964)	(59)	96	1,053
Adjusted EBITDA	$264,568	$290,743	$1,090,595	$1,082,129

(a)Represents charges related to the restructuring of certain corporate functions including costs for severance, retention, outplacement, consulting fees, and other third-party fees.
(b)Other non-cash items, including non-cash accretion on asset retirement obligations and obligations associated with our post-retirement medical plan.
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BJ’S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Adjusted Free Cash Flow
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended February 1, 2025	14 Weeks Ended February 3, 2024	52 Weeks Ended February 1, 2025	53 Weeks Ended February 3, 2024
Net cash provided by operating activities	$271,917	$274,352	$900,872	$718,883
Less: Additions to property and equipment, net of disposals	(160,430)	(119,124)	(587,983)	(467,075)
Plus: Proceeds from sale-leaseback transactions	—	—	—	12,310
Adjusted free cash flow	$111,487	$155,228	$312,889	$264,118

BJ’S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of Net Debt and Net Debt to LTM Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

February 1, 2025
Total debt	$573,807
Less: Cash and cash equivalents	28,272
Net debt	$545,535

Adjusted EBITDA(a)	$1,090,595

Net debt to LTM adjusted EBITDA	0.5x
(a)See “Reconciliation to Adjusted EBITDA (unaudited)” table above.

Investor Contact:
Catherine Park
Vice President, Investor Relations
cpark@bjs.com
774-512-6744
Media Contact:
Kirk Saville
Head of Corporate Communications
ksaville@bjs.com
774-512-5597
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